Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

AGAPE ATP CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stocks, par value US$0.0001 per share(1)	Rule 457(o)	8,855,000	6.50	57,557,500	0.0000927	5,335.58
Fees to Be Paid	Equity	Common Stocks, par value US$0.0001 per share (2)	Rule 457(c)	43,154,512	6.50	280,504,328	0.0000927	26,002.75
Fees to Be Paid	Equity	Common Stocks underlying Underwriter Warrants (3)(5)	Rule 457(g)	616,000	7.15	4,404,400	0.0000927	408.29
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							31,746.62
	Total Fees Previously Paid							0.00
	Total Fee Offsets							0.00
	Net Fee Due							31,746.62

(1)	The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 43,154,512 shares of common stock previously issued to the selling stockholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices of the Registrant’s common stock reported by the OTC Markets – Pink Sheets on September 20, 2021.

(3)

We have agreed to issue to the underwriter warrants to purchase the number of common stock (the “Underwriter Warrants”) in the aggregate equal to eight percent 8% of the number of offered shares sold to investors introduced by the underwriter in the offering, divided by the public offering price per share in the offering. The exercise price of the Underwriter Warrants is equal to 110% of the public offering price per share in the offering. The Underwriter Warrant may not be exercised, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any officer or partner of the Underwriter, and to members of the syndicate or selling group and their respective officers or partners.

(4)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(6)	Amount of registration fee is calculated based on proposed maximum aggregate offering price multiplied by 0.0000927 based on the filing fee rate issued by the Securities and Exchange Commission for the period between October 1, 2021 and September 30, 2022.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources